Exhibit 1.2

(TRANSLATION)

SHARE HANDLING REGULATIONS

Amended: November 27, 2008

Enforced: January 5, 2009

KYOCERA CORPORATION

SHARE HANDLING REGULATIONS

OF

KYOCERA CORPORATION

CHAPTER I

GENERAL PROVISIONS

Article 1.    Purpose

Matters concerning the handling of shares in the Company (including, without limitation, procedures for exercising shareholders’ rights) shall be governed by these Regulations in accordance with the Articles of Incorporation, as well as the rules established by the Japan Securities Depositary Center, Inc. (hereinafter referred to as “JASDEC”) and securities firms and other account management institutions at which shareholders open their transfer accounts (hereinafter referred to as the “Securities Firm”).

Article 2.    Manager of the Shareholders’ Register

The manager of the shareholders’ register of the Company and its handling office shall be as follows:

Manager of the shareholders’ register:	Daiko Clearing Services Corporation 4-6, Kitahama 2-chome, Chuo-ku, Osaka

Handling office:	Daiko Clearing Services Corporation Head Office, Stock Transfer Department 4-6, Kitahama 2-chome, Chuo-ku, Osaka

CHAPTER II

RECORDING IN THE SHAREHOLDERS’ REGISTER, ETC.

Article 3.    Recording in the Shareholders’ Register

1. Any changes to the matters entered in the shareholders’ register shall be made by a general shareholders notice (sou kabunushi tsuchi) or any other notice given by JASDEC (excluding a notice provided for in Article 154, Paragraph 3 of the Law Concerning Book-Entry Transfer of Corporate Bonds and Shares, Etc. (the “Book-Entry Transfer Law”) (hereinafter referred to as the “Individual Shareholder Notice (kobetsu kabunushi tsuchi)”)).

2. In addition to the preceding paragraph, in the issue of new shares and any other cases provided for in laws and regulations, the relevant matters entered in the shareholders’ register shall be changed without JASDEC’s notice.

3. The shareholders’ register shall be recorded using letters and signs designated by JASDEC.

Article 4.    Notification as to Matters Entered in the Shareholders’ Register

A shareholder shall notify his/her name and address through the Securities Firm and JASDEC, as prescribed by JASDEC. If changed, the same shall apply.

Article 5.    Representative of a Corporate Shareholder

A corporate shareholder shall notify its representative through the Securities Firm and JASDEC, as prescribed by JASDEC. If changed, the same shall apply.

Article 6.    Representative of Joint Shareholders

Shareholders who jointly hold shares shall determine their representative, and notify the name and address of the representative through the Securities Firm and JASDEC, as prescribed by JASDEC. If changed, the same shall apply.

Article 7.    Statutory Agent

A shareholder’s statutory agent, such as parent (shinken sha) and guardian (kouken nin), shall notify his/her name and address through the Securities Firm and JASDEC, as prescribed by JASDEC. If changed or removed, the same shall apply.

Article 8.    Notification of the Place where Shareholders Residing Abroad, Etc. Should Receive Notices

A shareholder residing abroad and a registered pledgee of shares or their statutory agent shall appoint a standing agent in Japan or determine a place to receive notices in Japan, and notify the name and address of the standing agent or the place to receive notices through the Securities Firm and JASDEC, as prescribed by JASDEC. If changed or removed, the same shall apply.

Article 9.    Method of Confirmation through JASDEC

If a shareholder’s notification to the Company is submitted through the Securities Firm and JASDEC, it shall be deemed as a notification given by the shareholder himself/herself.

CHAPTER III

IDENTIFICATION OF SHAREHOLDERS

Article 10.    Identification of Shareholders

1. If a shareholder (including a shareholder who applied for an Individual Shareholder Notice) makes any claim or exercises any other shareholders’ right (hereinafter referred to as the “Claim”), he/she shall attach or provide the item which evidences that the Claim has been made by himself/herself (the “Material for Evidence”). Provided, however, that this shall not apply if the Company may confirm that it is a Claim made by the shareholder himself/herself.

2. If a shareholder’s Claim against the Company has been made through the Securities Firm and JASDEC, it shall be deemed as a Claim made by the shareholder himself/herself, and no Material for Evidence shall be required.

3. In addition to the procedures in the preceding paragraphs, if a Claim is made by an agent, a power of attorney signed or sealed by the shareholder shall be attached. The name and address of the agent shall need to be entered in the power of attorney.

4. Paragraphs 1 and 2 shall apply mutatis mutandis to an agent.

CHAPTER IV

PROCEDURES FOR EXERCISING SHAREHOLDERS’ RIGHTS

Article 11.    Minority Shareholders’ Rights

If a shareholder directly exercises any of his/her Minority Shareholders’ Rights provided for in Article 147, Paragraph 4 of the Book-Entry Transfer Law against the Company, he/she shall exercise the same by a signed or sealed document, together with the receipt for the Individual Shareholder Notice.

Article 12.    Method of Requesting the Purchase of Shares Less Than One (1) Unit (tangen miman kabushiki)

Any shareholder requesting a purchase of shares less than one (1) unit shall request the same through the Securities Firm and JASDEC, as prescribed by JASDEC.

Article 13.    Determination of the Purchase Price

1. The purchase price per share applicable to a purchase request in the preceding article shall be the closing price on the market managed by the Tokyo Stock Exchange on the day when the purchase request arrives at the handling office of the manager of the shareholders’ register. Provided, however, that if the shares in the Company are not traded on the market on such day, the purchase price per share shall be the closing price on such day on the market managed by the Osaka Securities Exchange.

2. If the shares in the Company are not traded on any of the stock/securities exchanges in the preceding paragraph, or if the relevant day falls on a non-business day, the purchase price per share shall be the price agreed upon in the first trade of the shares in the Company on the next day on the market managed by the Tokyo Stock Exchange. If the shares in the Company are not traded on the market on such day, the purchase price per share shall be the price agreed upon in the first trade of the shares in the Company on such day on the market managed by the Osaka Securities Exchange.

3. The same shall apply on and after the next day, if the shares in the Company are not traded on any of the stock/securities exchanges in the preceding paragraph.

4. The purchase price shall be the amount calculated by multiplying the purchase price per share according to the preceding paragraphs by the number of shares for which a purchase request is made.

Article 14.    Payment of the Purchase Price

1. Except as otherwise determined by the Company, the Company shall pay the purchase price on the fourth (4th) business day from the day immediately following the day when the purchase price per share is determined, as prescribed by JASDEC. Provided, however, that if the purchase price is a price with rights such as distribution of a surplus and stock split, the Company shall pay the purchase price by the record date.

2. A person who requests a purchase may request the payment of a purchase price by remittance to the bank deposit account designated by him/her, or by cash payment at the Japan Post Bank.

Article 15.    Transfer of Shares Purchased

The shares less than one (1) unit for which a purchase request has been made shall be transferred to the Company’s transfer account on the day when the payment or payment procedures of the purchase price in accordance with the preceding article is completed.

Article 16.    Method of Requesting the Purchase of Additional Shares Less Than One (1) Unit

If a shareholder holding shares less than one (1) unit requests a sale of the number of shares which, when aggregated with the number of his/her shares less than one (1) unit, constitutes a unit share (tangen kabushiki) (hereinafter referred to as the “Request for Purchasing Additional Shares”), he/she shall make such request through the Securities Firm and JASDEC, as prescribed by JASDEC.

Article 17.    Request for Purchasing Additional Shares in Excess of the Balance of Treasury Stock

If the total number of shares for which a Request for Purchasing Additional Shares is made on the same day exceeds the number of the Company’s treasury stock to be transferred, all the Requests for Purchasing Additional Shares on such day shall not become effective.

Article 18.    Effective Date of the Request for Purchasing Additional Shares

A Request for Purchasing Additional Shares shall become effective when it arrives at the handling office of the manager of the shareholders’ register.

Article 19.    Determination of the Price for Purchasing Additional Shares

1. The purchase price per additional share shall be the closing price on the market managed by the Tokyo Stock Exchange on the effective date of the Request for Purchasing Additional Shares. Provided, however, that if the shares in the Company are not traded on the market on such day, the purchase price per additional share shall be the closing price on such day on the market managed by the Osaka Securities Exchange.

2. If the shares in the Company are not traded on any of the stock/securities exchanges in the preceding paragraph, or if the relevant day falls on a non-business day, the purchase price per additional share shall be the price agreed upon in the first trade of the shares in the Company on the next day on the market managed by the Tokyo Stock Exchange. If the shares in the Company are not traded on the market on such day, the purchase price per additional share shall be the price agreed upon in the first trade of the shares in the Company on such day on the market managed by the Osaka Securities Exchange.

3. The same shall apply on and after the next day, if the shares in the Company are not traded on any of the stock/securities exchanges in the preceding paragraph.

4. The price for additional shares shall be the amount calculated by multiplying the purchase price per additional share according to the preceding paragraphs by the number of shares for which a Request for Purchasing Additional Shares is made.

Article 20.    Transfer of Additional Shares Purchased

As prescribed by JASDEC, the Company shall apply for the transfer of the treasury stock equal to the number of shares for which a Request for Purchasing Additional Shares has been made to the transfer account of the shareholder who has made the Request for Purchasing Additional Shares, on the day when the shareholder who has made the Request for Purchasing Additional Shares remits the price for additional shares through the Securities Firm, and the Company confirms the remittance of the price for additional shares to the bank deposit account designated by the Company.

Article 21.    Period when the Acceptance of the Requests for Purchasing Additional Shares is Suspended

1. The Company shall suspend the acceptance of the Requests for Purchasing Additional Shares each year for a period from the ten (10) business days prior to the days set forth below to such days:

(1)	March 31;

(2)	September 30; and

(3)	Any other days designated by JASDEC, such as a day to determine shareholders.

2. Notwithstanding the preceding paragraph, the Company may, if it deems necessary, set another period when the acceptance of the Requests for Purchasing Additional Shares will be suspended.

CHAPTER V

SPECIAL TREATMENT FOR SPECIAL ACCOUNTS

Article 22.    Special Treatment for Special Accounts

Matters concerning the handling of special accounts, including the personal identification of shareholders with respect to whom special accounts has been opened, shall be governed by the rules established by JASDEC and the account management institutions for special accounts.

SUPPLEMENTARY PROVISIONS

Article 1.    Amendment to the Share Handling Regulations

Any amendments to these Regulations shall be subject to the resolution of the board of directors.

Article 2.    Application for Cancellation by a Person who has Registered the Loss of Share Certificates

If a person who has registered the loss of share certificates applies for the cancellation of the registration of the loss of share certificates, he/she shall submit a prescribed application form.

Article 3.    Application for Cancellation by a Person who Holds Share Certificates

If a person who holds share certificates for which the loss of share certificates has been registered applies for the cancellation of the registration of the loss of share certificates, he/she shall submit a prescribed application form, together with the share certificates and the personal identification documents.

Article 4.    Notifications

1. If a person who has registered the loss of share certificates intends to change a description or record in the register of the loss of share certificates, he/she shall submit a prescribed notification in writing.

2. In case of the preceding paragraph, the material evidencing the facts shall be attached, if the Company deems necessary to do so.

Article 5.    Transitional Measure

The provisions of Articles 2 to 5 of the Supplementary Provisions shall be deleted on January 6, 2010.